Exhibit 99.1

89bio Reports First Quarter 2021 Financial Results and Provides Corporate Update

- ENLIVEN Phase 2b trial in NASH expected to be initiated in 2Q21 -

SAN FRANCISCO, May 12, 2021 (GLOBE NEWSWIRE) — 89bio, Inc. (Nasdaq: ETNB), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of liver and cardio-metabolic diseases, today reported its financial results for the quarter ended March 31, 2021.

“We are pleased to have received written guidance from the U.S. Food and Drug Administration (FDA)

on our planned Phase 2b ENLIVEN trial design in non-alcoholic steatohepatitis (NASH),” said Rohan Palekar, Chief Executive Officer of 89bio. “We have a well-defined work plan ahead of us and are well-funded to reach multiple clinical and regulatory milestones which we expect will continue to validate BIO89-100’s potential in both NASH and severe hypertriglyceridemia (SHTG).”

Recent Highlights and Anticipated Milestones

•

Received written guidance from the FDA on the Phase 2b ENLIVEN trial design, planned to initiate in 2Q21: ENLIVEN is a multi-center, randomized, double-blind, placebo-controlled Phase 2b trial designed to evaluate the safety and efficacy of BIO89-100 for the treatment of patients with fibrosis stage 2 or 3 NASH and will utilize a liquid formulation. A total of approximately 200 patients will receive either one of two different weekly doses or a every two-week dose of BIO89-100 or placebo for 24 weeks followed by a blinded extension phase of an additional 24 weeks for a total treatment period of 48 weeks. The primary efficacy outcome measures at Week 24 will include the two key histology-based endpoints of NASH resolution without worsening of fibrosis and the improvement of fibrosis ≥ 1 stage without worsening of NASH.

•

Report topline data from the paired-biopsy, open-label histology cohort in NASH patients by year-end 2021: This cohort is enrolling patients with biopsy-confirmed NASH and is expected to provide an early opportunity to demonstrate the benefits of BIO89-100 on histology endpoints.

•

Report topline data from the Phase 2 ENTRIGUE trial of BIO89-100 in severe hypertriglyceridemia patients in 2H21: ENTRIGUE is a multi-center, randomized, double-blind, placebo-controlled trial designed to evaluate safety and efficacy in patients who will receive BIO89-100 administered weekly (9mg, 18mg or 27 mg), every two weeks (36mg) or placebo. ENTRIGUE was expanded recently with an additional cohort of patients on background fibrates. While the recent COVID-19 surge in Europe has resulted in enrollment challenges in certain geographies, we are working closely with our CRO and remain optimistic that enrollment will pick up in the trial.

First Quarter 2021 Financial Results

Cash Position. As of March 31, 2021, 89bio had cash, cash equivalents, and short-term investments of $189.6 million.

Research and Development (R&D) Expenses. R&D expenses were $10.1 million for the three months ended March 31, 2021, compared to $7.8 million for the three months ended March 31, 2020. The increase in R&D expenses was primarily driven by increases in contract manufacturing and personnel expenses.

General and Administrative (G&A) Expenses. G&A expenses were $4.6 million for the three months ended March 31, 2021, compared to $2.9 million for the three months ended March 31, 2020. The increase in G&A expenses was primarily due to an increase in costs related to personnel expenses, insurance-related expenses, and expenses for professional services.

Net Loss. 89bio reported a net loss of $14.8 million for the three months ended March 31, 2021, compared to a net loss of $10.5 million for the three months ended March 31, 2020. The increase in net loss is primarily attributable to increased R&D expenses for our programs and increased G&A expenses associated with operating as a public company.

About 89bio 89bio is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of liver and cardio-metabolic diseases. The company’s lead product candidate, BIO89-100, is a specifically engineered glycoPEGylated analog of FGF21. BIO89-100 is being developed for the treatment of nonalcoholic steatohepatitis (NASH) and severe hypertriglyceridemia (SHTG). 89bio is headquartered in San Francisco with operations in Herzliya, Israel.

Forward-looking Statements Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, the therapeutic potential and clinical benefits of BIO89-100, the safety and tolerability of BIO89-100, clinical development plans and timing for BIO89-100, including the Phase 2b ENLIVEN trial and Phase 3 ENTRIGUE trial, the expected trial design for the ENLIVEN trial and the ENTRIGUE trial, including patient enrollment, dosing schedules and trial endpoints, and the timing for topline data. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. While 89bio believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in 89bio’s filings with the SEC), many of which are beyond 89bio’s control and subject to change. Actual results could be materially different. Risks and uncertainties include: expectations regarding the timing and outcome of 89bio’s initiation of the Phase 2b ENLIVEN trial in NASH and Phase 2 ENTRIGUE trial in SHTG; expectations regarding the timing of topline data; 89bio’s ability to execute on its strategy; positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; the effect of the COVID-19 pandemic on 89bio’s clinical trials and business operations, and the impact of general economic, health, industrial or political conditions in the United States or internationally; and other risks and uncertainties identified in 89bio’s Annual Report on Form 10-K for the year ended December 31, 2020 and other subsequent disclosure documents filed with the SEC. 89bio claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. 89bio expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

89bio, Inc.

Condensed Consolidated Statement of Operations Data

(Unaudited)

(In thousands, except share and per share amounts)

	Three months	Three months
	Ended	Ended
	March 31,	March 31,
	2021	2020
Operating expenses:
Research and development	$10,131	$7,778
General and administrative	4,608	2,924

Total operating expenses	14,739	10,702

Loss from operations	14,739	10,702
Other (expenses) income, net	(43)	157

Net loss before tax	14,782	10,545
Income tax expense (benefit)	—	(1)

Net loss	$14,782	$10,544

Comprehensive loss	$14,775	$10,544

Net loss per share, basic and diluted	$0.74	$0.76

Weighted-average shares used to compute net loss per share, basic and diluted	20,010,412	13,789,786

89bio, Inc.

Condensed Consolidated Balance Sheet Data

(Unaudited)

(In thousands)

	March 31,	December 31,
	2021	2020
Cash, cash equivalents and short-term investments	$189,650	$204,654
Total assets	198,654	211,074
Total current liabilities	8,459	8,113
Total stockholders’ equity (deficit)	190,195	202,961

Investor Contact:

Ryan Martins

Chief Financial Officer

investors@89bio.com

Media Contact:

Peter Duckler

773-343-3069

pduckler@w2ogroup.com